Middlesex Water Company Increases Dividend 3.25 Percent

Utility Marks 43rd Consecutive Year of Dividend Increases

ISELIN, N.J., October 21, 2015 -- Middlesex Water Company (Nasdaq:MSEX) announced today that its Board of Directors declared a dividend of $0.19875 per share on its common stock, a 3.25 percent increase from the $0.1925 per share dividend in the third quarter of 2015. This increase raises the annual dividend to $0.795 from $0.77 per share of common stock. The dividend is payable on December 1, 2015 to shareholders of record as of November 12, 2015. Middlesex Water has paid cash dividends in varying amounts continually since 1912.

“This declaration represents the 43rd consecutive year we have raised the dividend,” said Chairman, President and Chief Executive Officer Dennis W. Doll. “We’re pleased to share continued success with our shareholders. This action demonstrates our ongoing commitment as well as confidence in our ability to deliver improving shareholder value.”

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. To learn more about Middlesex Water, including information about its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit the Investor Relations section at www.middlesexwater.com or call (732) 638-7549.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com